Exhibit 99.1

Press Release
F.N.B. CORPORATION ANNOUNCES CEO RESIGNATION
Hermitage, PA – February 11, 2009 – F.N.B. Corporation (NYSE: FNB), a diversified financial services company, today announced Robert V. New, Jr. will be leaving the company. Mr. New served as President and Chief Executive Officer of F.N.B. Corporation and its primary subsidiary, First National Bank of Pennsylvania.
“The Board and Mr. New mutually agreed to terminate their relationship. Bob’s contribution to F.N.B.’s ongoing success is sincerely appreciated,” said Stephen J. Gurgovits, Chairman of the Board of F.N.B.
Mr. New said, “F.N.B. is one of America’s finest banking companies and I am honored to have been a part of this winning team.”
At its February meeting the F.N.B. Board of Directors will appoint a search committee to find a successor to Mr. New. Mr. Gurgovits, former CEO of F.N.B. and First National Bank, will continue as Chairman and serve as interim CEO of both companies. Mr. Gurgovits had retired in 2008.
About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $8.4 billion as of December 31, 2008. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and Bank Capital Services. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania, Ohio, Tennessee and Florida. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
Forward-looking Statements
This press release of F.N.B. Corporation and the reports F.N.B. Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number

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of important factors that could cause F.N.B. Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which F.N.B. Corporation is engaged; (6) technological issues which may adversely affect F.N.B. Corporation’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements F.N.B. Corporation files with the Securities and Exchange Commission. F.N.B. Corporation undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.
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Analyst/Institutional Investor Contact:
Frank Milano 203-682-8343
frank.milano@icrinc.com
Media Contact:
Jennifer Reel 724-983-4856
724-699-6389 (cell)